UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 4, 2008

DITECH NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26209	94-2935531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 E. Middlefield Road

Mountain View, Ca. 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 623-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2008, the Board of Directors of Ditech Networks, Inc. elected Francis A. Dramis, Jr. to the Board of Directors of Ditech Networks, Inc. Certain background information with respect to Mr. Dramis is as follows:

Mr. Dramis also serves on the board of directors for Avocent Corporation, a position he has held since 2002. Avocent Corporation (NASDAQ: AVCT) provides IT operations and infrastructure management solutions to enterprises around the world. Mr. Dramis currently is Chief Executive Officer of F. Dramis, LLC, a technology consulting company.

Mr. Dramis has extensive experience in the technology and telecommunications industries, including 9 years at BellSouth Corporation, and he is also a director of webMethods, Inc., which provides business process integration services.

Compensation

As non-employee member of the Board, Mr. Dramis will receive cash compensation of $25,000 as an annual retainer, and per meeting fees as follows:  $2,500 for the annual offsite meeting of the Board; $1,000 for regular meetings of the Board; and $500 for special meetings of the Board.  If Mr. Dramis is appointed to a committee, he would receive additional cash compensation as is described in Ditech Networks’ most recent proxy statement filed with the SEC.

In addition, pursuant to Ditech Networks’ equity compensation plan for non-employee directors, Mr. Dramis was automatically granted an option to purchase 35,000 shares of Ditech’s Common Stock on the date of appointment, which is subject to annual vesting over a four-year period from the date of grant. In addition, he will automatically be granted a fully-vested option to purchase 10,000 shares of Ditech’s Common Stock immediately following each annual meeting of stockholders. These options are granted at 100% of the fair market value of the Common Stock on the date of grant and have a five-year term.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DITECH NETWORKS, INC.

Dated: February 7, 2008	By:	/s/ William J. Tamblyn
William J. Tamblyn
Executive Vice President and Chief Financial Officer